中国南方航空股份有限公司
CHINA SOUTHERN AIRLINES COMPANY LIMITED

(a joint stock limited company incorporated in the People's Republic of China with limited liability)
(Stock Code: 1055)

OVERSEAS REGULATORY ANNOUNCEMENT

This announcement is published pursuant to Rule 13.09 (2) of The Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited.

As China Southern Airlines Company Limited (the "Company") has published the "Announcement of China Southern Airlines Company Limited Relating to the Approval for the Non-Public Issue of A Shares by the Public Offering Review Committee of China Securities Regulatory Commission" on the website of the Shanghai Stock Exchange, the full text of the announcement is set out below for information purpose only.

By order of the Board
China Southern Airlines Company Limited
Xie Bing and Liu Wei
Joint Company Secretaries

Guangzhou, the People's Republic of China
20 August 2010

As at the date of this announcement, the executive directors of the Company include Si Xian Min, Li Wen Xin, Wang Quan Hua, Liu Bao Heng, Tan Wan Geng, Zhang Zi Fang, Xu Jie Bo and Chen Zhen You; and independent non-executive directors include Wang Zhi, Sui Guang Jun, Gong Hua Zhang and Lam Kwong Yu.

Stock short name: China South Air Stock Code: 600029 otice No.: Lin 2010-029

Announcement of China Southern Airlines Company Limited Relating to the Approval for the Non-Public Issue of A Shares By the Issuing Committee of China Securities Regulatory Commission

All members of the board (the "Board") of directors (the "Directors") jointly and severally warrant the truthfulness, accuracy and completeness of the contents of this announcement, and accept responsibility for any misrepresentations, misleading statements or material omissions contained herein.

The Public Offering Review Committee of China Securities Regulatory Commission has reviewed the Non-Public Issue of A Shares by China Southern Airlines Company Limited (the "Company") on 20 August 2010. According to the review results, the application for the Non-Public Issue of A Shares of the Company is unconditionally approved. The Company will issue further announcement upon the receipt of formal approval document from the China Securities Regulatory Commission.

The Board of Directors of
China Southern Airlines Company Limited
20 August 2010